UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SJW GROUP
(Name of Registrant as Specified In Its Charter)

CALIFORNIA WATER SERVICE GROUP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a letter sent by California Water Service Group (“California Water”) to elected officials in relation to California Water’s all-cash proposal to acquire SJW Group (“SJW”).

Forward-Looking Statements

This filing and the following documents contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about California Water, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the failure to consummate the proposed transaction with SJW upon the terms set forth in California Water’s Acquisition Proposal; governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as our Annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. California Water assumes no obligation to provide public updates of forward-looking statements except to the extent required by law.

Important Additional Information

On May 31, 2018, California Water filed a definitive proxy statement with the Securities and Exchange Commission (the “Definitive Proxy Statement”) to solicit proxies in opposition to resolutions related to the pending merger between SJW and Connecticut Water Service, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation

California Water, its directors and certain of its officers and employees may be deemed to be participants in any solicitation of SJW stockholders in connection with the proposed transaction between California Water and SJW. Information about such participants, and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Definitive Proxy Statement.

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Tender Offer Rejection Response — Letter to Elected Officials

Hello [NAME],

As you may have seen, SJW Group recommended on June 15 that their stockholders decline to sell their shares directly to us.  While their recommendation was disappointing, it was also predictable.

We Remain Confident in a Common-Sense Combination of California Water and SJW

Despite the SJW Board’s recommendation, we remain confident in our belief that our proposal makes the most sense for all of SJW’s stakeholders.  We have made commitments to sharing cost savings with customers, offering excellent customer service across our combined service areas, and working to improve the quality of life in all of the communities we serve.  In our view, California Water’s proposed common-sense combination with SJW would provide significant benefits to customers, local communities, and employees that cannot be achieved by joining forces with Connecticut Water, an East Coast utility located 3,000 miles away.

SJW is Resisting the CPUC’s Order to Submit the Proposed Connecticut Water Merger for Review

In contrast, rather than following the California Public Utilities Commission’s (CPUC) June 8, 2018 order to submit its proposed merger with Connecticut Water for CPUC review to ensure SJW’s California customers will benefit from the merger, SJW has gone on record resisting this review.

We Believe SJW is Providing Incomplete Information to Advance the Connecticut Water Merger

Even more disappointing, SJW continues to disparage California Water Service and in our view provide incomplete information to advance a merger that simply makes no sense.  In attempting to explain its tender offer recommendation, SJW referenced a recent S&P report.  What SJW failed to acknowledge was that S&P reconfirmed its strong credit ratings for Cal Water, including its A+ issuer credit rating, which is higher than SJW’s rating.

Despite SJW’s negative communications campaign, we remain fully committed to achieving a common-sense combination with SJW.  We hope that you’ll support us in our efforts to reach a deal that is in the best interests of all of your constituents.

Sincerely,

Martin A. Kropelnicki

President and Chief Executive Officer

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